Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated November 25, 2025 (the “Effective Date”), is entered into by and between ADMA Biologics, Inc., a Delaware corporation (the “Company”), and Paul Terence Kohler, Jr. (“Executive”).

STATEMENT OF AGREEMENT

Section 1.             EMPLOYMENT

Section 1.1          Term; At-Will Employment.

Executive acknowledges and understands that employment with the Company is “at-will,” which means the employment relationship can be terminated by either party for no reason or for any reason not otherwise specifically prohibited by law, at any time, with or without prior notice and with or without cause except as provided herein.  Nothing in this Agreement is intended to alter Executive’s at-will employment status or obligate the Company to continue to employ Executive for any specific period of time.  Any statements or representations to the contrary should be regarded by Executive as ineffective, and any modification or change in Executive’s at-will employment status may only occur by way of a writing signed by the parties hereto, and approved by the Board (as defined below).  For purposes of this Agreement, any reference to the “Term” of this Agreement shall mean the duration of Executive’s employment with the Company.

Section 1.2         Title and Duties.  Between Executive’s employment start date (anticipated to be December 8, 2025) (the “Start Date”) and the earlier of: (i) the date that the Company files its Annual Report on Form 10-K for the year ending December 31, 2025; or (ii) an earlier date as determined by the Company’s President and Chief Executive Officer (the “Transition Period”), Executive shall be employed by the Company as Executive Financial Advisor, reporting to the Company’s President and Chief Executive Officer.  During this Transition Period, Executive shall use his best efforts to work as directed by the President and Chief Executive Officer to transition the knowledge and responsibilities of the Finance organization and the Chief Financial Officer role.  Immediately following the Transition Period, Executive shall become employed as the Chief Financial Officer and Treasurer of the Company. Executive shall report to the President and Chief Executive Officer of the Company. Executive shall devote substantially all of his business skill, time and effort to his employment hereunder and, other than as specifically provided for herein, shall not serve as an employee, director or consultant of any other entity without the consent of the Board of Directors of the Company (the “Board”), provided, however, that he shall be entitled annually to vacation and sick leave pursuant to policies adopted by the Company from time to time for executive officers of the Company.  In addition, Executive may serve on Boards of Directors, Boards of Trustees or other similar positions for up to two company or companies (whether for profit or not for profit) at any time that do not compete with the Company and do not interfere with Executive’s ability to satisfy Executive’s obligations hereunder; provided, however, that, with respect to for profit entities, such service is subject to the approval of the Board (or a Committee thereof), which shall not be unreasonably withheld or delayed.  In addition, Executive may manage Executive’s personal financial affairs and participate in civic and charitable endeavors provided that such activities do not unreasonable interfere with Executive’s ability to satisfy Executive’s obligations hereunder.

Section 1.3          Place of Employment.

Executive’s principal place of employment will be at the Company’s offices at 5800 Park of Commerce Boulevard NW, Boca Raton, Florida 33487 unless mutually agreed by the parties.  The Company may, however, require Executive to reasonably travel on business to an extent consistent with Executive’s position.

Section 2.             COMPENSATION

Section 2.1          Base Salary.

The Company shall pay Executive during the Term an annual base salary of $500,000, which may increase but not decrease (the “Base Salary”), payable in accordance with the payroll practices of the Company, subject to applicable taxes and withholdings and reduction by any amounts received by Executive under any disability insurance policy provided by the Company to Executive. Executive’s overall compensation, including Base Salary, equity grants, and total bonus, shall be reviewed at least annually by the Board for possible increase.

Section 2.2          Benefits.

During the Term, Executive shall be entitled to participate in all qualified plans, group medical and disability insurance, holidays and other employee benefits which the Company, in its sole discretion, may maintain from time to time for the benefit of its executive employees in general, or, if the Company should discontinue or cause to be discontinued any such benefits, then similar benefits, if any, as may be provided by the Company to its employees in general. The Company will pay 100% of the applicable monthly group medical, hospitalization and dental insurance premiums under the applicable plans and policies.

Section 2.3          Annual Bonus Opportunity.

Commencing with respect to the performance year beginning January 1, 2026, Executive shall be entitled to an annual cash bonus, the target of which is forty-five percent (45%) of the Base Salary, which target may increase but shall not decrease, based upon the attainment of certain performance milestones and objectives established by the Board (acting through its Compensation Committee) in consultation with the Executive.  The “Target Bonus,” if any (as determined in the sole discretion of the Board, acting through its Compensation Committee), shall be payable no later than March 31 of the year after the performance year at issue so long as Executive is employed on December 31 of the performance year, except as otherwise specified in Section 3.2.

Section 2.4          Expenses.

Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive in the performance of Executive’s duties for the Company, as soon as possible after such expenses are submitted, in accordance with the policies and procedures adopted by the Company from time to time for executive officers of the Company, but in no event later than June 30 of the year following the year in which the expense was incurred.  Executive shall furnish appropriate documentation of such expenses, including documentation required by the Internal Revenue Service.

Section 2.5          Option and Restricted Stock Unit Grants.

(a)          On Executive’s start date as an employee with the Company, the Company shall grant Executive options to purchase shares of common stock, par value $0.0001 per share (the “Shares”), of the Company (the “Options”) and restricted stock units for the right to receive Shares of the Company (the “Restricted Stock Units”).  Notwithstanding anything contained in the applicable Option or Restricted Stock Unit grant agreements, if the Executive’s employment is terminated by the Company or its successor for any reason other than Cause (as defined below) or by the Executive for Good Reason (as defined below) immediately preceding or within one year after a Change of Control (as defined below) of the Company, all Shares underlying such Options or Restricted Stock Units granted on Executive’s start date, as well as all Shares underlying any other Options or Restricted Stock Units granted in the future to Executive by the Company, shall be immediately vested and in the case of the Options, exercisable, upon such termination of employment and with specific respect to such Options (and future Options) shall remain exercisable until the earlier of one and one-half (1.5) years after the Executive’s termination of employment or the expiration of the ten-year term of the Options (and any future Options).

(b)         For purposes of this Agreement, “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)         any person or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) that is not an Affiliate (as defined below) becomes the owner, directly or indirectly, of voting securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities other than by virtue of a merger, consolidation or similar transaction;

(ii)       there is consummated a merger, consolidation or similar transaction including a sale of substantially all of the assets of the Company involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or

(iii)       any person or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) that is not an Affiliate acquires by sale, lease, license or other transaction all or substantially all of the consolidated assets of the Company; or

(iv)      during any consecutive twelve-month period, the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

provided, however, that solely for purposes of Section 3.2(b)(i) and 3.2(b)(ii), (x) such transaction or series of transactions shall not constitute a Change of Control unless a person or group acquires “more than fifty percent (50%)” of combined voting power of the Company and (y) no such transaction or series of related transactions shall constitute a Change of Control under any clause under this subsection (b) unless such transaction or transaction also qualifies as a change in ownership or control of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) or (vi) or a change in ownership of a substantial portion of the Company’s assets within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii).  For purposes of this Agreement, “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” or “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise, and “Person” means an individual, partnership, joint venture, corporation, association, trust, estate or other entity or organization, including a government or any department or agency thereof.

(c)         In consideration of the Executive’s entering into this Agreement, on the Start Date, Executive shall be granted an Option to purchase such number of Shares having a fair value equal to $1,125,000 on the Start Date, which shall vest over four years with 25% of the Shares underlying the Option vesting on the one-year anniversary of the Start Date and the remaining 75% of such Shares vesting monthly in equal installments over the next three years, becoming fully vested on the four-year anniversary of the Start Date, and such number of Restricted Stock Units having a fair value equal to $1,125,000 on the Start Date, which shall vest in four equal annual installments (25% per installment) on each anniversary of the Start Date over four years, in each case under the ADMA Biologics, Inc. 2022 Equity Compensation Plan (the “Plan”).  For sake of clarity, and notwithstanding anything to the contrary in Section 8(c) of the Plan, any Restricted Stock Units which vest prior to the date Executive ceases to be employed by, or provide service to the Company, shall not be subject to forfeiture.

Section 2.6          Housing Stipend.

The Company will provide Executive a stipend of up to Four Thousand Dollars ($4,000) per month, net of taxes, for a corporate apartment in the Boca Raton, Florida area (i.e., within 15 miles of ADMA’s Boca Raton campus) for a period of up to eight (8) months, starting December 2025.

Section 3.             TERMINATION OF EMPLOYMENT

Section 3.1          Termination by the Company.

(a)         Death.  Executive’s employment pursuant to this Agreement shall terminate upon Executive’s death.  In such event any amounts payable to Executive pursuant to Section 3.2 shall be paid directly to Executive’s estate.

(b)       Disability.  In the event that Executive is, because of a Disability (as defined below), incapable of performing Executive’s duties hereunder, the Company shall have the right to terminate Executive’s employment hereunder upon written notice to Executive.  “Disability” or “Disabled” shall mean any physical or mental ailment or incapacity as determined by a licensed physician agreed to by the Company and Executive (or in the event that Executive and the Company cannot so agree, by a licensed physician agreed upon by a physician selected by Executive and a physician selected by the Company), which prevents Executive from performing the duties incident to Executive’s employment hereunder which has continued for a period of either (i) one hundred eighty (180) consecutive days in any 12-month period or (ii) one hundred eighty (180) total days in any 12-month period, and which can reasonably be expected to be of a permanent duration, or is expected to result in death.  Executive shall permit such physician to examine Executive from time to time prior to Executive being determined to be Disabled, as reasonably requested by the Company, to determine whether Executive has suffered a Disability hereunder.

(c)          Breach of Agreement.  In the event that Executive materially breaches, or fails to comply with, any of the provisions of this Agreement, the Company shall have the right to terminate Executive’s employment hereunder (i) if upon notice from the Company, Executive fails, in the reasonable judgment of the Board, to cure such breach or failure to comply, if curable, within 30 days, and (ii) immediately upon notice to Executive if the termination is for Cause (as defined below) and if such breach or failure to comply cannot be cured ,in the reasonable judgment of the Board.

(d)         Cause.  The Company shall have the right to terminate Executive’s employment hereunder for cause.  The term “Cause” shall mean:  (i) dishonesty, fraud, or any act involving moral turpitude, which results, or is reasonably likely to result in material harm to the Company, (ii) willful disobedience or insubordination, which results, or is reasonably likely to result, in material harm to the Company, (iii) intentional or gross neglect of the performance of Executive’s duties as set forth herein, (iv) intentional withholding or nondisclosure of material information to the Company, (v) acting for a party whose interests are known to the Executive to be adverse to the Company, which results, or is reasonably likely to result in material harm to the Company, or (vi) being convicted of a felony.  If such alleged event of Cause is susceptible to cure, the Company shall provide 30 days written notice and may only terminate for Cause if Executive has failed to cure or take reasonable steps to cure such alleged event of Cause, provided, however, that such reasonable steps, which are taken within 30 days of notice, leads to a cure within no more than 60 days.  To terminate Executive’s employment for “Cause” (i) the Company must provide Executive with a termination notice that (a) states that Executive is being terminated for Cause, (b) indicates the subsection above that the Company is relying on, and (c) provides reasonable detail of the facts providing the basis for that reliance; and (ii) the Company must provide Executive with a right to be heard by the Board, with Executive’s counsel present if Executive so elects, before taking such action to terminate Executive’s employment.  For purposes hereof, no act shall be deemed “willful” or “intentional’ unless done, or omitted to be done, in bad faith or not in the best interests of the stockholders.

(e)         Involuntary Termination. The Company shall have the right to terminate Executive’s employment hereunder, and Executive shall have the right to resign at any time, for any reason or for no stated reason.

Section 3.2          Rights of Executive Upon Termination.

(a)         In the event that Executive’s employment is terminated (i) pursuant to Sections 3.1(a) or (b), (ii) by the Company pursuant to Section 3.1(c), (iii) by the Company with Cause pursuant to Section 3.1(d) or (iv) due to a resignation by Executive pursuant to Section 3.1(e) without Good Reason (as defined), the Company shall have no further obligation to Executive under this Agreement except for payment to Executive of (A) Executive’s accrued, but unpaid Base Salary through the date of termination, (B) any unreimbursed expenses, subject to any right of set-off, and (c) if terminated pursuant to Sections 3.1(a) or (b), the Company will reimburse Executive (or Executive’s qualified beneficiaries) for the same portion of Executive’s family COBRA health insurance premium (if continued coverage under COBRA is elected) and COBRA dental and vision premiums (if available under COBRA), that it paid during the Executive’s employment for at least 12 months after the date of Executive’s termination and the Executive or Executive’s estate shall be entitled to any unpaid annual bonus from any prior performance year.

(b)        In the event that Executive’s employment is terminated (i) by the Company pursuant to Section 3.1(e) without Cause, (ii) due to a resignation by Executive pursuant to Section 3.4 for Good Reason or (iii) any termination resulting from a Change of Control in which this Agreement is not assumed by the successor to the Company (if assumption is required for this Agreement to be binding upon such successor), the Company shall have no further obligation to Executive under this Agreement except for payment to Executive of (A) Executive’s accrued, but unpaid Base Salary through the date of termination, (B) any unreimbursed expenses, subject to any right of set-off, (C) in the event the Executive elects continued coverage under COBRA, the Company will reimburse Executive for the same portion of Executive’s family COBRA health insurance premium that it paid during the Executive’s employment up until the earlier of (i) the date six (6) months after the date of Executive’s termination and (ii) the date on which the Executive is eligible for comparable health benefits with another company or business entity; provided, however, that in the event Executive’s employment is terminated for the reasons stated above in this Section 3.2(b) immediately preceding or within one year following a Change of Control (including, without limitation, the failure of a successor to assume), the Company will reimburse Executive for the same portion of Executive’s family COBRA health insurance premium that it paid during the Executive’s employment up until the earlier of (i) the date nine (9) months after the date of Executive’s termination and (ii) the date on which the Executive is eligible for comparable health benefits with another company or business entity, (D) any Target Bonus that has not been paid from the prior performance year to the extent the Board of Directors has determined in good faith that the goals have been attained, payable within 30 days of the date of termination, (E) a severance payment equal to six (6) months Base Salary payable in six (6) monthly, equal installments after termination; provided however, that in the event Executive’s employment is terminated for the reasons stated above in this Section 3.2(b) immediately preceding or within one year following a Change of Control (including, without limitation, the failure of a successor to assume), such severance payment will be equal to nine (9) months Base Salary plus Executive’s prorated annual Target Bonus for the calendar year when the termination occurs, payable in a lump sum within five (5) business days of Executive’s termination, and (F) the accelerated vesting of the Shares underlying the Options and Restricted Stock Units as provided under Section 2.5, as applicable.  Executive’s entitlement to, and receipt of post-termination the severance, bonus and COBRA payments described in this Section is expressly contingent on Executive’s execution and non-revocation of a separation agreement and release in a form acceptable to the Company.

Section 3.3        Obligations of Executive Following Termination.  In the event that Executive’s employment is terminated pursuant to Section 3.1, Executive shall have no further obligations hereunder, except that if Executive’s employment was terminated under Section 3.1(c), (d) or (e), Executive shall (i) provide reasonable cooperation to the Company without charge to the Company (but subject to reimbursement by the Company of any reasonable out-of-pocket costs incurred by Executive in the course of such cooperation and obligations Executive may have to a subsequent employer) as to matters within Executive’s personal knowledge, and (ii) remain obligated pursuant to Section 4.  For the avoidance of doubt, “reasonable cooperation” (i) shall mean that (a) it shall not unreasonably interfere with Executive’s then current employment or business activities, (b) it will not extend beyond 12 months following Executive’s date of termination of employment, and (ii) shall not be required by Executive if Executive engaging in such cooperation would be against Executive’s best interests or otherwise be a conflict for Executive (which would include, among other things, having to act in respect of any matter that would be adverse to Executive’s then current employer).

Section 3.4          Good Reason; Notice of Termination.

(a)         Resignation for “Good Reason” shall mean resignation by Executive from Executive’s employment hereunder following (i) a material breach by the Company of any of the terms and provisions of this Agreement, (ii) a diminution in Executive’s title, authority, duties or responsibilities from title, authority, duty or responsibilities consistent with the positions of Chief Financial Officer of the Company (which, for the sake of clarity, shall include Executive no longer serving as Chief Financial Officer of the Company or reporting directly to the President and Chief Executive Officer, or (iii) the relocation of the Executive’s principal place of business (i.e., Boca Raton, Florida) by more than twenty (20) miles without the written consent of Executive.

(b)         The date of termination of employment without Cause shall be the date specified in a written notice of termination from the Company to Executive.  Resignation by Executive for Good Reason shall be communicated by delivery to the Company of a written notice from Executive stating that Executive shall resign for Good Reason, stating the particulars thereof, and the effective date of the resignation being no later than 180 days from the date of the delivery of the notice (and no sooner than 30 business days).  The Company shall have 30 days from the receipt of such notice to effect a cure of the actions or conditions constituting Good Reason, if and to the extent that such actions or conditions are subject to cure in the reasonable judgment of the Board.  Upon a cure or correction thereof by the Company, such actions shall no longer constitute Good Reason for purposes of this Agreement.  Notwithstanding the foregoing, an event or condition shall not constitute Good Reason for purposes of this Agreement unless Executive terminates Executive’s employment as a result of such event or condition no later than one year after the initial occurrence of such event or condition.

Section 4.             COVENANTS

Section 4.1          Restrictive Covenants.

(a)         Non-Competition.  Executive absolutely and unconditionally covenants and agrees that for the period commencing on the Effective Date of this Agreement, and continuing during Executive’s employment with the Company and for a period of two (2) years thereafter (the “Restricted Period”), Executive will not, either directly or indirectly, solely or jointly with any other person or persons, as an employee, consultant or advisor, or as an individual proprietor, partner, stockholder, director, officer, joint venturer, investor, lender or in any other capacity (whether or not engaged in business for profit), engage or participate in a Competing Business within the Restricted Area.  Nothing herein contained shall, however, prohibit Executive’s acquisition or ownership of (i) stock or securities listed on a national or regional securities exchange or the Nasdaq Stock Market, so long as such investments, in the aggregate, in any particular business enterprise constitute less than five percent (5%) of the total issued and outstanding stock and securities of such enterprise or (ii) passive investment in units or other interests in private equity or hedge funds to similar investment vehicles.  The term “Competing Business” means (i) the manufacture and sale of IGIV and hyperimmune IG, (ii) plasma collection, (iii) the manufacture of plasma products competitive with products manufactured by or under development by the Company, (iv) the manufacture of vaccines to stimulate hyperimmune donors, and (v) any other specific business being conducted by the Company during the Term.  The “Restricted Area” means the United States of America and the geographic regions in which Individual provided services or had a material presence or influence at any time within the last two years of Individual’s Relationship with the Company.

(b)         Non-Solicitation.  Executive absolutely and unconditionally covenants and agrees that during the Restricted Period, Executive will not, either directly or indirectly, for any reason, whether for Executive’s own account or for the account of any other person, natural or legal, without the prior written consent of the Company: (i) solicit, employ, deal with or otherwise interfere with any contract or relationship of the Company with any employee, officer, director or any independent contractor of the Company, while such person or entity is employed by or associated with the Company or in the case of former employees within one year of the termination of such person’s employment with the Company during the Restricted Period, unless such person was terminated without cause by the Company, (ii) solicit, accept, deal with or otherwise interfere with any contract or relationship of the Company with any independent contractor, customer, client or supplier of the Company or with any person, natural or legal the effect of which would have an adverse effect on the Company, or (iii) solicit or otherwise interfere with any existing or proposed contract between the Company and any other person, natural or legal.

(c)         Use and Treatment of Confidential Information.  Executive agrees not to disclose, divulge, publish, communicate, publicize, disseminate or otherwise reveal, either directly or indirectly, any Confidential Information to any person, natural or legal who is not affiliated with the Company (i.e., employees, stockholders and directors), otherwise bound by an agreement with the Company or obligation of confidentiality for the benefit of the Company or in need of such information in connection with services to be provided for the benefit of the Company.  The term “Confidential Information” means all information in any form relating to the past, present or future business affairs, including without limitation, research, development or business plans, operations or systems, of the Company or a person not a party to this Agreement whose information the Company has in its possession under obligations of confidentiality, which is disclosed by the Company to Executive or which is produced or developed while Executive is an owner of, employee or director of the Company.  The term “Confidential Information” shall not include any information of the Company which (i) becomes publicly known through no wrongful act of Executive, (ii) is received from a person not a party to this Agreement who is free to disclose it to Executive, or (iii) is lawfully permitted or required to be disclosed to any governmental agency or is otherwise required to be disclosed by law, subpoena or court order but only to the extent of such requirement, provided however, that before making such disclosure Executive shall give the Company, to the extent reasonably possible, an adequate opportunity to interpose an objection or take action to assure confidential handling of such information.  Notwithstanding the foregoing, Executive may disclose Confidential Information without violating this Section 4.1(c) to the extent reasonably necessary in any dispute proceeding involving Executive’s right to enforce the terms of this Agreement.  Executive (i) may make and retain electronic copies of Executive’s contact list and calendar without violating this Section 4(c) and (ii) may retain any documentation relevant to and reasonably necessary to file Executive’s income tax returns, in each case.  This Agreement also is not intended to, and shall not in any way prohibit, limit or otherwise interfere with the Executive’s protected rights under federal, state or local law to without notice to the Company: (i) communicate or file a charge with a government regulator; (ii) participate in an investigation or proceeding conducted by a government regulator; or (iii) receive an award paid by a government regulator for providing information.

(d)         Ownership and Return of Confidential Information.  All Confidential Information disclosed to or obtained by Executive in tangible form (including, without limitation, information incorporated in computer software or held in electronic storage media) shall be and remain the property of the Company.  All Confidential Information possessed by Executive at the time Executive ceases employment with the Company shall be returned to the Company at such time.  Upon the return of Confidential Information, it shall not thereafter be retained in any form, in whole or in part, by Executive.

(e)        Work Product Assignment.  Executive hereby assigns to the Company all of Executive’s right, title and interest in and to, and shall disclose promptly to the Company, any and all work product, developments, processes, inventions, ideas and discoveries, and works of authorship developed, discovered, improved, authored, derived, invented or acquired by Executive during the period of Executive’s employment by the Company (collectively, “Work Product”), whether or not during business hours, that are either related to the scope of Executive’s employment by the Company or make use, in any manner, to the dedicated resources of the Company, and agrees that such Work Product shall be and shall remain the exclusive property of the Company.  The parties hereto understand that the term Work Product includes, but is not limited to, all work product developed, discovered, improved, authored, derived, invented or acquired by Executive that:  (i) incorporates or reflects any Confidential information, (ii) relates to the business of the Company or the Company’s actual or anticipated research and development with respect to Confidential Information, or (iii) results from any work performed by Executive for the Company.  Work Product shall not include anything relating to a potential transaction or matter which involves the business of the Company as then conducted (or is related thereto, or a business the Company is then contemplating entering) and may be an investment or business opportunity or of prospective economic or competitive advantage to the Company, with respect to which the Board has made a determination not to pursue.

(f)         Remedies upon Breach.  The parties acknowledge that Confidential Information and the other protections afforded to the Company by this Agreement are valuable and unique and that any breach of any of the covenants contained in this Section 4.1 will result in irreparable and substantial injury to the Company for which it will not have an adequate remedy at law.  In the event of a breach or threatened breach of any of the covenants contained in this Section 4.1, the Company may seek from any court having jurisdiction, with respect to Executive, temporary, preliminary and permanent injunctive relief prohibiting any such breach, as well reimbursement for all reasonable costs, including attorneys’ fees, incurred in enjoining any such breach (if the Company is successful in getting injunctive relief; provided however, that in the event that Company is not successful it shall reimburse Executive for Executive’s reasonable costs, including attorneys’ fees, related thereto).  Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages and equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  The parties further acknowledge that this Agreement shall be subject to the terms of the Florida Contracts Honoring Opportunity, Investment, Confidentiality, and Economic Growth (CHOICE) Act (Florida Statutes §§ 541.41, et seq.) and that they shall have all rights and remedies provided for under that Act.

Section 4.2          Non-Disparagement.

During the Term, and thereafter, (i) Executive agrees not to defame, disparage or criticize the Company, its business plan, procedures, products, services, development, finances, financial condition, capabilities or other aspect of its business, or any of its stockholders in any medium (whether oral, written, electronic or otherwise, whether currently existing or hereafter created), to any person or entity not affiliated with the Company, without limitation in time, and (ii) Company agrees not to defame, disparage or criticize Executive in any medium (whether oral, written, electronic or otherwise, whether currently existing or hereafter created), to any person or entity not affiliated with the Company, without limitation in time.  Notwithstanding the foregoing sentence, the Company and Executive may confer in confidence with Executive’s advisors and make truthful statements as required by law.  This Section 4.2 shall survive any termination of Executive’s employment and any termination of this Agreement.  The Company shall request that each executive of the Company who enters into an employment agreement be similarly bound.  Notwithstanding the foregoing, this Section 4.2 shall not apply to truthful statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings or normal competitive statements.

Section 4.3          No Other Severance Benefits.

Except as specifically set forth in this Agreement, Executive covenants and agrees that Executive shall not be entitled to any other form of severance benefits from the Company, including, without limitation, benefits otherwise payable under any of the Company’s regular severance policies, in the event Executive’s employment hereunder ends for any reason and, except with respect to obligations of the Company expressly provided for herein, upon payment of any severance payable to Executive hereunder, as a condition to receiving any severance payable to Executive hereunder, Executive unconditionally releases the Company and its subsidiaries and affiliates, and their respective directors, officers, employees and stockholders, or any of them, from any and all claims, liabilities or obligations under any severance or termination arrangements of the Company or any of its subsidiaries or affiliates other than (i) rights to enforce the terms of this Agreement that are intended to survive its termination, including, without limitation, Section 3.2 and 12.6 and (ii) vested rights under any other employee benefit plan,  rights to indemnification under this Agreement and any other Indemnification Agreement, and rights with respect to Options or other equity awards.  The Company shall provide Executive such release no later than three (3) days following Executive’s termination of employment, which will require that Executive (i) execute and deliver such release to the Company within the time prescribed therein, but in no event later than 50 days after the date of Executive’s termination of employment, and (ii) not revoke such release pursuant to any revocation rights afforded by law.

Section 5.             TAX PROVISIONS

Section 5.1          Section 409A.

(a)        It is the intention of the parties that this Agreement be exempt from or comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations and other Internal Revenue Service guidance promulgated thereunder (the “Section 409A”).  Accordingly, this Agreement, including, but not limited to, any provisions relating to severance payments, may be amended from time to time as may be necessary or appropriate to comply with Section 409A.  All references hereunder to termination of the Executive’s employment with the Company shall mean “separation from service” (as such term is defined in Section 409A).  Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Further, notwithstanding anything else to the contrary in this Agreement, if (i) Executive is entitled to receive payments or benefits under this Agreement by reason of Executive’s separation from service other than as a result of Executive’s death, (ii) Executive is a “specified employee” (within the meaning of Section 409A), for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would otherwise subject Executive to any tax, interest or penalty imposed under Section 409A if the payment or benefit would commence within six months of a termination of Executive’s employment with the Company, then such payment or benefit required under this Agreement will not commence until the first day that is at least six months after the termination of Executive’s employment and such first payment will include all amounts that would have been payable if no delay had been required,  plus an amount (the “Delayed Earnings Payment”) equal to the greater of (i) interest computed from the date on which each such delayed payment otherwise would have been made to Executive until the date of payment, computed at the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding Executive’s separation from service, or (ii) the actual earnings of the rabbi trust established pursuant to Section 5.1(b) below.

(b)         In the event that Executive is subject to the six-month delay referred to above, the Company shall, within five business days of the date of termination, establish an irrevocable grantor trust (a “rabbi trust”), appoint a federally or state chartered bank or trust company as the trustee for such rabbi trust and contribute that amount of funds to satisfy the compensation that is payable on the six month anniversary in the rabbi trust.  The needed assets of such rabbi trust shall be used solely to make the severance payments (and Delayed Earnings Payment set forth in Section 5.1(a)) to the Executive as required under this Agreement (or to reimburse the Company for severance payments and Delayed Earnings Payment it makes to the Executive); or to satisfy the claims of the Company’s unsecured general creditors in the event of the Company’s insolvency or bankruptcy.  The rabbi trust may be terminated and any remaining assets therein shall revert to the Company after the Executive has received all of the severance payments and Delayed Earnings Payment to which Executive is entitled hereunder.  Notwithstanding the foregoing, no rabbi trust shall be established if the funding of the rabbi trust would subject the Executive to acceleration of taxation and tax penalties under Section 409A(b) of the Code.

Section 5.2         Excess Parachute Excise Tax.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Code to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined before application of any reductions required pursuant to this Section 5.2) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by the Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so that no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments that the Executive would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of such Payments that the Executive would retain after payment of all applicable Federal, state and local taxes after applying such reduction.  Unless otherwise elected by the Executive, to the extent permitted under Code Section 409A, such reduction shall first be applied to any severance payments payable to the Executive under this Agreement, then to the accelerated vesting on any equity awards, starting with stock options and stock appreciation rights reversing accelerated vesting of those options and stock appreciation rights with the smallest spread between fair market value and exercise price first and after reversing the accelerated vesting of all stock options and stock appreciation rights, thereafter reversing accelerated vesting of restricted stock, restricted stock units and performance shares, performance units or other similar equity awards on a pro rata basis.

All determinations required to be made under this Section 5.2, including the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm of national standing reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by either the Company or the Executive.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

Section 6.             GENERAL PROVISIONS

Section 6.1          Notice.

Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon the earliest of (i) personal delivery, (ii) actual receipt, or (iii) overnight mail, next day delivery, by FedEx (or another reputable courier) addressed to the Company at its principal offices, to the attention of the Board with a copy to the Secretary, or, if to Executive, to such home or other address as Executive has most recently provided in writing to the Company.  The parties also agree, in addition, to provide a copy of such communication via email, as an additional courtesy copy which, in and of itself, shall not constitute notice.

Section 6.2          Review Period, Counsel.

Executive has been provided at least seven (7) days to review and consider this Agreement before signing and Executive has been advised, in writing, of Executive’s right to consult with an attorney of Executive’s own choosing prior to signing this Agreement.

Section 6.3          Florida CHOICE Act.

The Parties acknowledge that this Agreement shall be subject to the terms of the Florida Contracts Honoring Opportunity, Investment, Confidentiality, and Economic Growth (CHOICE) Act (Florida Statutes §§ 541.41, et seq.) and that they shall have all rights and remedies provided for under that Act.

Section 6.4          Assignment; Binding Effect.

Neither Executive nor the Company may assign this Agreement without the prior written consent of the other party, except that the Company may assign this Agreement to any affiliate thereof, or to any subsequent purchaser of the Company or all or substantially all of the assets of the Company, or by operation of law.  This Agreement shall automatically be deemed assigned to an acquirer in the event of a Change of Control.  This Agreement shall be binding upon the heirs, executors, and administrators of Executive.

Section 6.5          Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial.

THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW JERSEY.  ALL SUITS, ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE BROUGHT IN A STATE OR FEDERAL COURT LOCATED IN THE STATE OF NEW JERSEY, WHICH COURTS SHALL BE THE EXCLUSIVE FORUM FOR ALL SUCH SUITS, ACTIONS OR PROCEEDINGS. EXECUTIVE AND THE COMPANY HEREBY WAIVE ANY OBJECTION WHICH HE OR IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT OR ANY SUCH SUIT, ACTION OR PROCEEDING. EXECUTIVE AND THE COMPANY HEREBY IRREVOCABLY CONSENT AND SUBMIT THEMSELVES TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW JERSEY FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT.  EXECUTIVE AND THE COMPANY HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREE THAT ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EXECUTIVE SHALL BE REIMBURSED FOR EXECUTIVE’S REASONABLY INCURRED LEGAL FEES AND EXPENSES IF EXECUTIVE PREVAILS ON ANY MATERIAL ISSUE WHICH IS A SUBJECT OF SUCH SUIT, ACTION OR PROCEEDING.

Section 6.6          Amendment; Waiver.

No modification, amendment or termination of this Agreement shall be valid unless made in writing and signed by the parties hereto, and approved by the Board (but not including Executive).  Any waiver by any party of any violation of, breach of or default under any provision of this Agreement, by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of breach of or default under any other provision of this Agreement.

Section 6.7          Withholding of Taxes.

The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or government regulation or ruling.

Section 6.8          Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent possible without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 6.9          Survival of Certain Obligations.

The obligations of the Company and Executive set forth in this Agreement which by their terms extend beyond or survive the termination of the Term shall not be affected or diminished in any way by the termination of the Term.

Section 6.10        Headings.

The headings in this Agreement are intended solely for convenience and shall be disregarded in interpreting it.

Section 6.11        Entire Agreement.

On the Effective Date, this Agreement sets forth the entire understanding of the parties to this Agreement regarding the subject matter hereof and supersedes all prior agreements, arrangements, communications, representations and warranties, whether oral or written, between the parties regarding the subject matter hereof.   Any prior employment or similar agreement between Executive and the Company (or any subsidiary thereof) (each, a “Prior Agreement”), whether written or oral, shall be null and void from and after the Effective Date of this Agreement and Executive shall not be entitled to any rights or remedies under, or payment of any amounts pursuant to, any Prior Agreements, and neither the Company nor any subsidiary shall have any further obligation to Executive under any Prior Agreements.

Section 6.12        Third Parties.

Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the Company and Executive any rights or remedies under, or by reason of, this Agreement.

Section 6.13        Attorney Fees.

The Company agrees to pay or reimburse Executive’s legal fees incurred in connection with the negotiation and review of this Employment Agreement in an amount up to $10,000, which shall be paid within 30 days of the Company’s receipt of an invoice.  All reasonable legal fees paid or incurred by Executive in any litigation or dispute to enforce Executive’s rights hereunder shall be paid or reimbursed by the Company if Executive is the prevailing party in such litigation or dispute.

Section 6.14        Indemnification.

The Company shall, to the maximum extent permitted by law, indemnify and hold Executive harmless against, and shall purchase director and officer indemnity insurance on behalf of Executive for, expenses, including reasonable attorney’s fees (the attorney to be selected by Executive, but subject to the consent of the Company which shall not unreasonably be withheld or delayed), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding or claim (or threatened proceeding or claim) arising by reason of Executive’s employment by, or service as a member of the Board of, the Company.  The Company shall advance to Executive any expense incurred in defending any such proceeding or claim (or threatened proceeding or claim) to the maximum extent permitted by law.  This section shall be read in conjunction with the Indemnification Agreement between the parties and to the extent there is any conflict between said agreements, the Executive shall be entitled to the maximum level of indemnification by the Company.

Section 6.15        Counterparts.

This Agreement may be executed in counterparts, and all of such counterparts (including facsimile or PDF), when separate counterparts have been executed by the parties hereto, shall be deemed to be one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement as of the date first written above.

ADMA BIOLOGICS, INC.

/s/ Adam S. Grossman
By:	Adam S. Grossman
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Paul Terence Kohler, Jr.
Paul Terence Kohler, Jr.